    As filed with the Securities and Exchange Commission on January 15, 1997

================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                      ====================================

                                AMENDMENT NO. 1
                                       TO

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                      ====================================

                       PLYMOUTH COMMERCIAL MORTGAGE FUND
             (Exact name of registrant as specified in its charter)

                DELAWARE                                  74-6439983
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                  Identification No.)

                    ====================================

         C/O GREYSTONE ADVISERS, INC.
         13333 BLANCO ROAD, SUITE 314
              SAN ANTONIO, TEXAS                            78216-7756
   (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code:
                                 (210) 493-3971

                      ====================================

Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class                  Name of each exchange on which
         to be so registered                  each class is to be registered
         -------------------               ------------------------------------
                (NONE)                               (NOT APPLICABLE)

Securities to be registered pursuant to Section 12(g) of the Act:

               COMMON SHARES OF BENEFICIAL INTEREST, NO PAR VALUE
                                (Title of class)

================================================================================

         Pursuant to section 12(g)(1)(B) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the registration statement on Form 10 (the "Registration Statement") that this filing amends became effective by the passage of time on November 26, 1996 (the "Effective Date"), which is sixty
(60) days after its initial filing with the U.S. Securities and Exchange Commission (the "SEC") on September 27, 1996. Unless otherwise specified, the information herein is as of the Effective Date. The filing of this amendment shall not under any circumstances create the implication that there has been no change in the specific information included herein responding to the items of Form 10 or in the general affairs of Plymouth Commercial Mortgage Fund (the "Company") since the Effective Date. After the Effective Date, the reader may wish to refer to the periodic reports on Forms 10-K or 10-Q and any current reports on Form 8-K filed with the SEC by the Company, as well any Schedules 13D or 13G or other documents filed with the SEC by other persons with respect to the Company.


ITEM 1.    BUSINESS.

                                  THE COMPANY
ORGANIZATION

         Plymouth Commercial Mortgage Fund (the "Company" or "Plymouth") was organized as a business trust under the laws of the State of Delaware on August 23, 1996. The Company is a closed-end management investment company. Simultaneously with its initial filing with the U.S. Securities and Exchange Commission (the "SEC") of this registration statement for its common shares of beneficial interest, no par value ("Shares"), pursuant to section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), on September 27, 1996, the Company also filed with the SEC a "Notification of Election to Be Subject to Sections 55 through 65 of the Investment Company Act of 1940" on Form N-54A pursuant to section 54(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), to be regulated as a business development company (a "BDC") under the 1940 Act. The Company may not change the nature of its business so as to cease to be, or withdraw its election as, a BDC unless authorized by "the vote of a majority of its outstanding voting securities" as defined in the 1940 Act.

         Plymouth's operations began on September 27, 1996 with the acquisition of all of the interests in SWF 1995 Limited Partnership, a Texas limited partnership ("SWF-95"), through an offer made to SWF-95's investors to exchange their equity and subordinated debt interests for Shares of Plymouth (the "Exchange Offer"). Upon consummation of the acquisition transactions in connection with the Exchange Offer on September 27, 1996, the aggregate value of Plymouth's assets was $3,639,660. A total of 221,627 Shares had been issued and were outstanding as of that date. SWF-95 was subsequently dissolved, and its assets are now held directly either by the Company or by Plymouth REO, Inc., a Delaware corporation ("REO Subsidiary"), which is a wholly-owned subsidiary of the Company. On October 22, 1996, the Company commenced a private cash offering to raise a minimum of $7.0 million and a maximum of $9.0 million in new equity capital (the "Subsequent Offering").

         For working capital purposes, the Company arranged to borrow up to $250,000 from SouthWest Federated Holding Company, Inc., a Delaware corporation ("SouthWest Holding"), which is the owner of 100% of the outstanding common stock of SouthWest Federated, Inc., a Texas corporation ("SWFI"), the sole general partner of SWF-95. As an incentive to make the loan, Plymouth also issued to SouthWest Holding transferable warrants to purchase up to 200,000 Shares at $10 per Share, which expire ten years from the date of issuance, and transferable rights to subscribe to 50,000 Shares at the greater of net asset value or $10 per Share, which expire eight months from the date of issuance. Unlike the rights to subscribe, which are exercisable immediately, the warrants become exercisable upon the occurrence of certain conditions. Among these are a condition that the Company raise a minimum of $10 million in new equity at a price of at least $15 per Share and $20 per Share (in order to be able to exercise warrants for 150,000 Shares and 50,000 Shares, respectively) within three years after the consummation of the first sale of any class of newly issued shares of beneficial interest in Plymouth for cash consideration of at least $8.0 million.

BUSINESS

         The Company's investment objective is to achieve a high level of current income. It seeks to achieve this objective by acquiring, restructuring and collecting impaired loans primarily made to small businesses and secured by commercial real estate. After an initial investment period which is expected to last one year but in any event may not last more than 2 1/2 years, at least 65% of the value of the Company's total assets will be invested in commercial mortgages under normal circumstances. The Company's investments in loans are directed by Greystone Advisers, Inc., a Delaware corporation (the "Adviser"), the Company's investment adviser.

         Generally, a loan is considered impaired when based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement unless the borrower receives material assistance. While several types of impaired loans are available for purchase, Plymouth's portfolio will be concentrated on impaired loans secured by commercial real estate. Because these loans are secured, the cost to purchase such loans typically is higher than for unsecured loans, but the opportunity to recover the cost and a profit is usually more predictable. For both financial and regulatory reasons, commercial banks, through the FDIC or directly, make these loans available in packages which typically cost more than $1 million each. Quite often this market for impaired loans offers creditors the only alternative to foreclosure. Plymouth will purchase packages for an amount less than outstanding principal and interest, and the Company intends to generate income by recovering more than its cost in such packages through several resolution strategies including debt forgiveness, revised terms and foreclosure (collectively, "resolve"). Typically an entire loan package can be resolved within 18 months of purchase.

         Once a loan package is purchased, Plymouth contacts the borrowers with the objective of confirming which manner of resolution is most appropriate. If a borrower is able to repay or refinance the loan, then a price will be negotiated that represents a discount to the contractual outstanding loan balance and a premium to Plymouth's cost. Alternatively, should the borrower not be able to fully repay a reduced amount, Plymouth's first objective will be to restructure the loan to provide for monthly payments of principal and interest. In the event a loan is restructured, it is the Company's intention that the loan be sold to a third party after the borrower has established a history of regular monthly payments. In the event a repayment or restructuring of the loan is not possible, the collateral ordinarily will be foreclosed upon.

MANAGERIAL ASSISTANCE

         The 1940 Act requires a BDC to be operated for the purpose of making investments in certain prescribed types of securities and generally to "make available significant managerial assistance" with respect to the issuers of such securities. In this regard, the 1940 Act defines "making available significant managerial assistance" as "any arrangement whereby a [BDC], through its directors, officers, employees, or general partners, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company."

         Upon acquiring each newly purchased note, Plymouth will contact the management of the small business borrower offering to assist the borrower first by restructuring the loan and then by aiding the borrower to find a third-party lender from which refinancing could be obtained.

SOURCES FOR THE ACQUISITION OF LOANS

         The impaired loans in which the Company invests typically are offered, in packages typically consisting of multiple individual loans, through auctions that attract buyers nationwide. Sellers include entities such as the Federal Deposit Insurance Corporation (the "FDIC"), banks, savings and loans, insurance companies and other institutions.

         Through previous business activity, the principals of the Adviser have developed long-standing relationships with a large number of sellers of impaired loans and intermediaries in various states who may or may not have a contractual relationship with the Adviser. Any loan offered for sale to the Company is evaluated by the Adviser using guidelines established by the Company's board of trustees (the "Board of Trustees"). The loan packages are typically offered at sealed-bid auctions. If and when a loan offered by an intermediary is purchased, the intermediary is typically compensated by the seller of the loan.

TEMPORARY INVESTMENTS

         Pursuant to the Exchange Offer, the Company received loans representing assets already invested according to its investment objective.
The proceeds of the Subsequent Offering are expected to be similarly invested within one year, although the Company may take as long as 2 1/2 years to do so. After this initial start-up phase, the Company intends to use its best to efforts to hold the majority of its assets in the form of impaired loans at all times.

         To the extent the Company has uninvested cash either from an equity offering or from the resolution of its impaired loans, it anticipates investing such assets in U.S. government- or agency-issued or guaranteed securities, typically backed by the full faith and credit of the United States, or other high-grade short-term debt securities. The Company follows policies for investment of uninvested cash that emphasize low risk and short-term maturities.

BORROWING

         For the purpose of making investments and to take advantage of the difference between favorable interest rates available from lenders and the expected rates of return from purchased loans, the Company intends to borrow from Comerica Bank-Texas, a state banking association ("Comerica"), or other financial institutions, in amounts not to exceed the maximum amount permitted by the 1940 Act for a BDC (the "Credit Facility"). See "BDC Regulation."

         The Credit Facility is secured by a perfected first security interest in substantially all of the Company's assets. The interest rate is based upon average borrowings under this facility. The interest rate on the Credit Facility is prime plus 1.5% based on average outstanding borrowings of up to $2.5 million for the previous quarter, prime plus 1.0% based upon average outstandings of between $2.5 million and $5.0 million for the previous quarter, and prime plus 1/2% based upon average outstandings of more than $5.0 million for the previous quarter. Comerica's prime rate was 8.25% on November 26, 1996. Terms of the Credit Facility include periodic third-party appraisal of the assets, a lock box for receipt of payments, custody by Comerica of primary collateral, certain other fee payments, and loan covenants that may be difficult to maintain at all times.

         The Credit Facility allows the Company to borrow up to a maximum of $2.5 million prior to completion of the Subsequent Offering. The outstanding balance owed by the Company to Comerica on November 26, 1996 was approximately $883,950. Upon completion of the Subsequent Offering, the Company may increase its borrowings to $10.0 million. The Credit Facility expires on September 27, 1998. The Company may borrow up to 60% of the net cost of a note with base curtailments according to the amount of time that Plymouth has held the loan, as shown in the schedule below:

                Age of Note Receivable                            Maximum Advance
                ----------------------                            ---------------
                0 to 6 months . . . . . . . . . . . . . . . . .   60% of net cost
                6 to 9 months . . . . . . . . . . . . . . . . .   48% of net cost
                9 to 12 months  . . . . . . . . . . . . . . . .   45% of net cost
                12 to 15 months . . . . . . . . . . . . . . . .   42% of net cost
                15 to 18 months . . . . . . . . . . . . . . . .   32% of net cost
                18 to 21 months . . . . . . . . . . . . . . . .   24% of net cost
                21 to 24 months . . . . . . . . . . . . . . . .   18% of net cost
                after 24 months . . . . . . . . . . . . . . . . .  0% of net cost

         The availability of borrowing under the Credit Facility is reduced as the loan ages. Accordingly, if the Company is not successful in collecting a loan within 24 months of purchase, the Credit Facility will not allow the Company to borrow against that note. If the Company is not able to collect a significant portion of notes purchased within 24 months, the Company may not be able to reduce the Credit Facility to a level necessary to be in compliance with this provision of the Credit Facility's loan agreement.

         The Company cannot purchase a loan or loans from any one borrower where the cost exceeds $1.5 million, without prior approval from Comerica. Additionally, non-mortgage secured notes and unsecured notes cannot exceed 10% of the net cost of the Company's portfolio at any given time. The Company will be required to pay a 0.75% commitment fee based on the average unused portion of the facility, paid quarterly in arrears. All advances under the Credit Facility are subject to Comerica's discretion and Comerica's continued satisfaction with the Company's business and financial condition and operations at all times during the duration of the facility, and no material adverse change in the business, operations or condition (financial or otherwise) of the Company having occurred. The terms of the Credit Facility include numerous affirmative covenants and negative covenants that are standard for loans of this nature but which may be difficult to comply with at all times.

INVESTMENT ADVISER

         Subject to the terms of an investment advisory agreement dated September 22, 1996 (the "Agreement"), and the supervision and control of its Board of Trustees, the investments of the Company will be directed by Greystone Advisers, Inc. (the "Adviser"). The Adviser currently has seven professionals and it expects to hire additional professionals during the Company's first twelve months of operation. The Adviser is registered with the SEC under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is located at 13333 Blanco Road, Suite 314, San Antonio, Texas 78216-7756. From August 27, 1996 (the date of filing its certificate of incorporation with the State of Delaware), until October 28, 1996 (the date of filing a restated certificate of incorporation with the State of Delaware changing its name), the legal name of the Adviser was "Emerald Advisers, Inc.," as reflected in the Agreement.

         OPERATIONS. The principal operating officers of the Adviser (i.e., Robert Swendson, Lon Critchfield, and Larry Krause) have extensive experience in purchasing and resolving impaired loans. Since 1989, Robert R. Swendson and Larry D. Krause, as well as other current personnel of the Adviser, have been acquiring and resolving impaired loans for several different entities, including SWF-95, as employees of SWFI. These entities have invested approximately $20 million to purchase approximately $180 million in outstanding principal balance in a variety of loan types and qualities. The difference between the amount invested and the face amount of the loans reflects the deep discounts at which impaired loans tend to be priced. SWFI's initial purchases focused on unsecured loans, but as that market became more competitive and returns declined, SWFI's management decide to focus on purchasing of impaired loans secured by commercial real estate. As part of that change in focus, SWFI hired Lon A. Critchfield in June 1995. Mr. Critchfield joined SWFI after a long career in banking and with other purchasers of distressed debt. Since May 1995, when SWF-95 was formed, SWFI has purchased approximately $11 million in impaired loans principally secured by commercial real estate, from which total collections of approximately $15 million net of direct expenses are anticipated. The purchases were made by SWFI on behalf of a variety of entities, including SWF-95, and estimates of total collections are based on SWFI's loan-by-loan evaluation. SWFI's success is attributed to thorough due diligence prior to making bids for loan packages, experienced and patient negotiations with borrowers and careful monitoring of payments from individual borrowers.

         Principals of the Adviser currently provide advice to Plymouth and several other entities holding investments similar to those in which the Company will invest. However, for a period beginning with the completion of the Subsequent Offering and ending with the termination of the initial Agreement on September 22, 1998, the Adviser has committed to provide investment advice on new purchases solely to the Company. The Adviser has agreed to assist other companies, including SWFI, with the collecting and resolution of their investment portfolios, although it is anticipated that the majority of this activity will be completed within 12 months.

         OWNERSHIP. All of the shares of the Adviser's outstanding stock are owned by Robert R. Swendson, and the Adviser has outstanding no options, warrants or convertible equity securities of any nature. It is anticipated that certain personnel of the Adviser may be allowed at some point to participate in ownership of the Adviser.

         INVESTMENT ADVISORY AGREEMENT. The Company entered into an investment advisory agreement with the Adviser on September 22, 1996. By its terms, the Agreement initially will remain in effect for two years and from year to year thereafter as long as it is annually approved by the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Company within the meaning of the 1940 Act, or by vote of a majority of the outstanding voting securities of the Company within the meaning of the 1940 Act. Nevertheless, the Board of Trustees expects to submit the Agreement to a vote of the Company's shareholders at its first annual meeting, which is anticipated to be held in April or May 1997. Pursuant to the Agreement, the Adviser will direct the investments of the Company, subject to the supervision, control and policies of the Board of Trustees. Specifically, the Adviser will identify, evaluate, resolve and monitor the investments to be made by the Company.

         Under the Agreement, the Company will be required to pay certain expenses incurred by it in connection with its operation. In general, the Company will pay all of its operating expenses, except those specifically required to be borne by the Adviser under the Agreement. The latter includes the cost





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
of office space, telephone, equipment and personnel required to satisfy its obligations under the Agreement. Expenses borne by the Company include all expenses of any offering and sale by the Company of its Shares; the fees and disbursements of the Company's outside legal counsel and accountants and the custodian of its investments; fees and expenses incurred in producing and effecting filings with federal and state securities administrators; costs of communications to shareholders; fees and expenses of members of the Board of Trustees who are not directors, officers or employees of the Adviser; premiums for the fidelity bond maintained by the Company; and all costs related to portfolio investments including, without limitation, financing costs, legal and accounting fees, other professional or technical fees, related expenses incurred in acquiring, monitoring, negotiating, maintaining, and effecting disposition of such investments (such as, credit reports, title searches and delivery charges, property taxes, insurance premiums, long-distance telephone charges, costs of specialized consultants such as accountants or industry-specific technical experts, and travel expenses), and expenses incurred in responding to any litigation arising therefrom. The Company will pay the Adviser promptly for any expenses required to be borne by the Company.

         Pursuant to the Agreement, the Company will earn a monthly management fee which is based on end-of-month asset values, payable on the 15th day of the following month, and calculated at the annual rate of 5.94% of the Company's "invested assets," including those assets purchased with borrowed capital, and 0.48% of its cash and short-term investments. Asset values will be those established by the Board of Trustees using their best judgment as required by generally accepted accounting practices. For purposes of calculating the fee, "invested assets" at the end of each month is defined as the value of all the Company's assets as determined by the Board of Trustees as of the end of the previous fiscal quarter minus cash, short-term investments, intangible assets, and the amount of collections applied to the carrying value of the loan portfolio since the end of the previous quarter, plus the cost of loans purchased and capitalized items since the end of the previous quarter. The percentage of assets being charged by the Adviser is substantially higher than that paid by most investment companies because of the efforts and resources associated with identifying, evaluating, purchasing, renegotiating and collecting impaired loans and because of the relatively modest size of the Company's total assets.

VALUATION PROCEDURES

         Because no market quotations are available for the Company's invested assets, the Board of Trustees on at least a quarterly basis reviews the status of each impaired loan and determines, in good faith, the appropriate value for the loan. Such values are based upon what the Company could reasonably expect to receive for each impaired loans through an orderly disposition over a reasonable time period. For the first six months after acquisition, the value of an impaired loan is typically its assigned cost unless some event occurs with respect to the note's issuer that warrants an upward or downward change in its value as an asset of the Company.

         Consistent with generally accepted accounting principles, the Company's temporary investments are valued at either their then-current market price or their amortized cost which within a relatively short period usually approximates market value.

         Although the Board of Trustees may revise its determination of the fair value of an impaired loan in its portfolio at any time, the Board of Trustees will ordinarily value the Company's invested assets as of the end of each calendar quarter in connection with the preparation of the Company's quarterly financial statements which are required to be included in its Form 10-Q or 10-K as filed with the SEC.

BDC REGULATION

         The Company filed this registration statement for the Shares under the 1934 Act in order to be eligible to make an election to be regulated as a BDC pursuant to section 54 of the 1940 Act. Such an election is necessary to obtain federal income tax treatment as a regulated investment company and, thereby, maximize current income and capital gains to the Company's shareholders. The election to be regulated as a BDC imposes certain limitations upon the operations of the Company. Set forth below is an outline of certain 1940 Act provisions governing BDCs.

         In general, a BDC may not acquire any investment asset other than certain specified assets ("Qualifying Assets") unless, at the time the acquisition is made, Qualifying Assets represent at least 70% of the value of the BDC's total investment assets (the "70% test"). Among the principal categories of Qualifying Assets relevant to the business of the Company are the following:

         (1) Securities purchased in transactions not involving any public offering, the issuer of which is an eligible portfolio company. An "eligible portfolio" company is defined in the 1940 Act as any issuer that: (a) is organized under the laws of, and has its principal place of business in, any state or states or any possession or possessions of the United States;
                 (b) is neither an investment company (other than a "small business investment company" which is licensed by the U.S. Small Business Administration and wholly-owned by the BDC) nor a company excluded from the definition of "investment company" in the 1940 Act; and (c) does not have any class of securities with respect to which a member of a national securities exchange, broker, or dealer may extend or maintain margin credit to or for a customer (e.g., publicly traded securities).

         (2) Securities of any eligible portfolio company that is controlled by the BDC.

         (3) Securities purchased in transactions not involving any public offering from an issuer described in clauses (a) and (b) of the above definition of "eligible portfolio company," or from certain other persons including any person in transactions incident thereto, if such securities were issued by an issuer that, immediately prior to the purchase of such issuer's securities by the BDC, was in bankruptcy proceedings or was otherwise unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

         (4) Cash, cash items, or U.S. Government securities, or high quality debt securities maturing in one year or less from the time of investment.

         In addition, a BDC must be operated for the purpose of making investments in the types of securities described in (1) through (3) above and, in order to treat the securities as Qualifying Assets for the purpose of the 70% test, generally must make available managerial assistance with respect to the issuer of those securities. "Making available significant managerial assistance" means, among other things, any arrangement whereby the BDC, through its directors (i.e., Trustees), officers or employees, offers to provide and, if accepted, does so provide significant guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company.

         Regarding the degree of leverage in its capital structure, a BDC may not issue any class of senior security representing an indebtedness or sell any senior security representing an indebtedness of which it is the issuer unless, immediately after such issuance or sale, it will have an asset coverage of at least

200%. "Asset coverage" of a class of senior security representing an indebtedness of an issuer means the ratio which the value of the total assets of such issuer, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of such issuer.

         Having elected to be regulated as a BDC, the Company may not change the nature of its business so as to cease to be, or withdraw its election as, a BDC unless authorized by "the vote of a majority of its outstanding voting securities" the 1940 Act. The Commission's Staff takes the position that a BDC must obtain the approval of its shareholders for a change of its business purpose if more than half of its total assets are not invested in the types of securities described generally in (1) through (3) above, following an initial investment period of 2 1/2 years.

EMPLOYEES

         The Company has no employees, as all of its officers are employed by, and receive their cash compensation from, the Adviser for investment advisory and other investment management services provided to the Company.

ITEM 2.          FINANCIAL INFORMATION.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Company has no historical performance for management to discuss and analyze. The future success of the Company is highly uncertain and depends upon the following factors, among others.


         No Operating History or Investment Record. As of the Effective Date, the Company is newly organized and, with the exception of certain loans held by the Company or the REO Subsidiary as a result of the consummation of the Exchange Offer, has not yet purchased any loans nor has it identified any specific loans that it proposes to purchase. Plymouth will commence operations only after the Exchange Offer is completed and will not purchase any new loans until it raises at least the minimum capital from the proposed Subsequent Offering. Moreover, shareholders will not have the opportunity to individually evaluate the economic, financial and other information that will be used by the Adviser and the Board of Trustees in the selection, evaluation, structuring, monitoring and disposition of loans. Accordingly, an investor in Shares of the Company must rely upon the ability of the Adviser to identify, acquire, restructure and collect loans consistent with the Company's investment objective and policies. It is also expected that after completion of the Subsequent Offering, the Company may take up to two years to become fully invested in loans.

         Dependence on Management. The Company will be wholly dependent on the diligence and skill of the Adviser for the selection, acquisition, monitoring and collection of its loan investments. The management of the Adviser, in turn, believes that the ability and experience of Robert R. Swendson and Lon A. Critchfield are critical to its success. Neither of these officers has an employment contract with the Adviser. The loss to the Adviser of one or both of these officers could have a material adverse effect on the Company's performance.

         Leverage. The Company intends to borrow funds from, and issue senior debt securities to, banks, insurance companies or other lenders up to the limit permitted by the 1940 Act or other applicable laws or agreements. The ability of the Company to achieve its investment objective depends in part on its ability to obtain debt financing on favorable terms and there can be no assurance that such debt financing can in fact be obtained. When such borrowings are incurred, the lenders of these funds will have fixed dollar claims on the Company's assets superior to the claims of the Company's shareholders. Any increase in the value of the Company's loan investments would cause shareholders' net asset value to increase more than it would had the borrowings not been incurred. Decreases in the value of the loan investments below their value at the time of acquisition, however, would cause the shareholders' net asset value to decline more sharply than it would had the borrowings not been incurred. Similarly, any increase in the Company's rate of income in excess of interest payable on the borrowed funds would cause its net income to increase more than it would without the leverage, while any decrease in rate of income would cause net income to decline more than it would had the funds not been borrowed and invested. Additionally, the Company's lenders may require the Company to comply with certain terms and conditions that restrict the Company's ability to act. Failure to comply could result in default and acceleration by the lender of the Company's debt obligations. Additionally, these terms and conditions in certain circumstances may prohibit the Company from making the distributions required to comply with Subchapter M of the Code. Interest rates could also rise significantly, thus increasing the cost of borrowed funds to the Company and adversely affecting the financial return to shareholders.

         Supply and Prices of Loan Packages. There is no assurance that the Company will be the successful bidder for any loan packages. Additionally, there is no guarantee that loans will continue to be offered for bid by the FDIC or other financial entities. If the Company is unable to invest the offering proceeds in loans, shareholders will have no opportunity to achieve a return on their investment, the Company might be dissolved, and such funds as are available, together with such earnings as may have been obtained thereon, would be distributed to the shareholders in accordance with their respective share ownership. This amount may be less than the value of the interests originally exchanged by shareholders because of the expenses of both the Exchange Offer and Subsequent Offering and operating expenses associated with evaluating and bidding on loan packages.

         Risks Regarding Restructuring of Impaired Loans. The Company's anticipated business operations include the renegotiation or restructuring of impaired loans that it may purchase or otherwise acquire. There can be no assurance that the Company will be able to restructure such loans, that the terms on which a borrower may be willing to restructure any such loan will be acceptable to the Company, or that the borrower will not default on a restructured loan. There also can be no assurance that other creditors will not commence bankruptcy or insolvency proceedings against the borrower or that borrowers will not seek protection from creditors, which may impose other obstacles to, or delay substantially, any eventual loan restructuring that may occur. Such delays or refusals to restructure loans on terms acceptable to the Company may impact adversely the financial results of the Company. In the event that any loan cannot be restructured, the Company may be required to hold the loan and incur a loss upon default, or upon disposition of such loan at a significant loss, as there is no established trading market in which such loans are sold.

         Subsequent Offering. After the Exchange Offer, the Company had approximately $2.3 million of equity capital. Through the Subsequent Offering, the Company intends to raise, on a best efforts basis, a minimum of $7.0 million before expenses by the sale of newly issued Shares at a price that is equal to the Company's net asset value per Share on a date a close as practicable to the offering's closing date. The Subsequent Offering will not close until Plymouth has received certain "no-action" relief from the

SEC. If the Subsequent Offering does not close, the Company may pursue one or more of a number of options, including ceasing the purchasing of loans.

         Requested SEC Relief. The Company has requested certain relief from the SEC which would assure the Company that its operations are consistent with the special requirements for BDCs under the 1940 Act. While the Company believes that the requested relief will be granted, there is a possibility that it may not. If the relief is not granted, the Company could not operate as a BDC, and the Board of Trustees would be required to consider an alternate course which may include a number of options, including ceasing the purchasing of loans.

         Non-registration/Illiquidity. There is no current market for the Shares nor is one expected to develop in the near future. The Shares have not been registered under the 1933 Act or registered or qualified under the securities or "blue sky" laws of any state. These Shares have been issued and sold in reliance on exemptions from registration under section 4(2) of the Securities Act, and no such registration or qualification is contemplated. Non-registration makes the Shares extremely illiquid and severely restricts the ability of a shareholder to dispose of Shares. Unless the sale of the Shares should otherwise qualify for another exemption, if the Company should fail to comply with the requirements of such exemption from registration or qualification, the shareholders would have the right to rescind their purchase of Shares if they so desired. A similar situation may also be applicable with respect to the transaction exemption from registration under many applicable "blue sky" laws. If a number of shareholders were to seek rescission, the Company would face severe financial demands which may adversely affect the Company as a whole and, thus, the non-rescinding shareholders. The Company has no obligation or intention to register the Shares or attempt to develop a trading market for the Shares.

         Conflicts of Interest. The Adviser will be using the same personnel and other resources concurrently to resolve the Company's loans and to resolve loans for other companies in which the Company has no interest. The shareholders will have to rely upon the Adviser to allocate its resources fairly between loans in which the Company owns no interest and loans owned by the Company.

         Competition. Competition for loan purchases has increased and is expected to continue to do so. Such increased competition may adversely affect the timing and amount of loans purchased, the quality of loans that the Company purchases, and the acquisition cost. Because of competition, the Company may not be able to purchase any loans or alternatively may not be able to purchase an amount of loans sufficient to invest all the proceeds from the Subsequent Offering plus the contemplated borrowing. Such events will have a material adverse effect on the financial return to investors.

         Tax Risks. The Company intends to elect Subchapter M tax treatment for federal income tax purposes in order to distribute the net income to shareholders of the Company without being subject to taxation at the corporate level. This treatment may not be available if the Company is unable to comply with any of the requirements contained in Subchapter M of the Code. Non-availability of Subchapter M tax treatment would have a material adverse effect on the financial return to shareholders. Even if the Company does qualify for purposes of Subchapter M tax treatment, it may be subject to a 4% excise tax and to federal and state taxes based on income if it fails to make certain distributions in a timely manner. In certain instances the Company might also be required to recognize income for federal income tax purposes without a corresponding amount of cash being received. In order to meet the Subchapter M distribution requirements, the Company may have to sell assets for a price lower than the optimal value.

         Environmental Law Considerations. The various types of real estate properties which secure the mortgage loans held by the Company (the "mortgaged properties"), and the businesses that operate at those properties, are subject to federal, state, and local environmental laws. These laws, and related causes of action, could diminish the value of any mortgage property in the event such property is discovered to be contaminated or otherwise in violation of the environmental laws. As a general matter, the current owner and operator of the property, and any individual or entity that formerly owned or operated the property at the time contamination was occurring, may be held responsible for cleaning up contamination on, or originating from, the property. Persons or entities who hold a security interest generally are exempted from this potential liability unless they become involved in management of the property, either before or after a foreclosure, and are be deemed "operators" for liability purposes. If the Company was deemed to be an "operator" for liability purposes, the Company could be liable for cleanup costs on its properties, even if it did not know of and was not responsible for the presence or release of the hazardous or toxic substances. Moreover, liability may not be limited to the value of the affected mortgaged property and may extend to the Company as a whole. Furthermore, the value of a security interest in an affected property may be impaired if environmental liabilities cause a borrower to become insolvent, if environmental liabilities cause a diminution in the value of the mortgaged property, or if environmental liabilities render foreclosure on a property impractical as a remedy. Moreover, under the laws of some states, contamination may give rise to a "Superfund lien" which may take priority over a property's existing mortgage lien.

         Risks Related to Advisory Fees. The Adviser's compensation will be based on the value of the Company's assets. In valuing its assets, the Board of Trustees will estimate the fair value for the Company's invested assets rather than necessarily using historical cost. Because there is not expected to be an active market for the Company's invested assets, the Board of Trustees will be required to use their best judgment. This practice may result in the recognition of appreciation on loans or foreclosed real estate where the Company has not received a corresponding amount of cash or where there is not a corresponding amount of income recognized for federal income tax purposes.

         Risks of Default, Noncollection and Loss. Loans to small businesses involve a high risk of default. Impaired loans involve an even higher risk of default if not restructured upon terms that place the restructured loan on a performing basis and reduce the risk of default. The Company does not expect that any of the loans that it proposes to acquire will benefit from any government guarantees so that, in the event of default, the Company would have to bear any loss.

         Potential Conflicts. For the purpose of acquiring and carrying the impaired loans from the FDIC, banks or other financial institutions, in which the Company's portfolio will be invested, the Company or an entity or entities through which the Company anticipates acquiring such loans are expected to borrow significant amounts of funds from banks or other institutional lenders, including SouthWest Holding. Such borrowings will cause the Company or such entities to be leveraged and will cause the lenders of those funds, which could include SouthWest Holding, to have fixed dollar claims on the assets of the Company or such entities superior to the claims of the Company and, ultimately, its shareholders. In view of the foregoing, it is possible that the interests of SouthWest Holding, in its capacity as lender to the Company, may conflict with the interest of the Company and its shareholders. Robert R. Swendson owns 100% of the outstanding stock of Advisers and 46% of the outstanding stock of SouthWest Holding. Because Advisers may thus be deemed under common control with SouthWest Holding, Adviser may have conflicts of interest with respect to its management of the investments and operations of the Company. Mr. Swendson is aware of this potential conflict of interest and has informed the Company that he will take all reasonable steps to ensure that the Company's interests will be protected.

         Interest Rate Fluctuations. Since all loans proposed to be purchased by the Company may be made at fixed rates of interest, the return on, and value of, the Company's investment in such loans could decline in the event of any increase in prevailing interest rates. Likewise, the return on, and value of, the Company's investment in any restructured loans made at fixed rates of interest could decline in the event of any increase in prevailing interest rates. Any substantial increase in market rates of interest may result in greater rates of prepayments or defaults on performing portfolio loans. As the Company or any entity or entities through which the Company proposes to acquire and hold such loans may incur significant levels of indebtedness, increases or decreases in market rates of interest may adversely impact any return to the Company.

                                   TAX STATUS

         The Company intends to elect to be treated as, and to qualify for each taxable year as, a "regulated investment company" under Subchapter M of the Code. If the Company qualifies as a regulated investment company and distributes to shareholders annually in a timely manner at least 90% of its "investment company taxable income," as defined in the Code (i.e., net investment income, including accrued discount, and net short-term capital gain) (the "90% distribution requirement"), it will not be subject to federal income tax on the portion of its investment company taxable income and net capital gain distributed to shareholders as required under the Code. In addition, if the Company distributes in a timely manner 98% of its net capital gain income for each one-year period, and distributes 98% of its net ordinary income for each calendar year (as well as any income not distributed in prior years), it will not be subject to the 4% nondeductible federal excise tax imposed with respect to certain undistributed income of regulated investment companies. If the Company qualifies as a regulated investment company as it intends to do, it generally will endeavor to distribute to shareholders all of its investment company taxable income and its net capital gain, if any, for each taxable year so that the Company will not incur any federal income and excise taxes on its earnings.

         In order to qualify as a regulated investment company for federal income tax purposes, the Company must, among other things: (a) derive in each taxable year at least 90% of its gross income from dividends, interest, gains from the sale of stock or securities, or other income derived with respect to its business of investing in such stock or securities; (b) derive in each taxable year less than 30% of its gross income from the sale of stock or securities held for less than three months ("30% Limitation"); and (c) diversify its holdings so that at the end of each quarter of the taxable year
(i) at least 50% of the value of the Company's assets consists of cash, cash items, U.S. government securities and other securities if such other securities of any one issuer do not represent more than 5% of the Company's assets or 10% of the outstanding voting securities of the issuer, and (ii) no more than 25% of the value of the Company's assets is invested in the securities of one issuer (other than U.S. government securities and securities of other regulated investment companies) or of two or more issuers that are controlled (as determined under applicable Code rules) by the Company and are engaged in the same or similar trades or businesses.

         If the Company acquires or is deemed to have acquired debt obligations that were issued originally at a discount or that otherwise are treated under applicable tax rules as having original issue discount, it will be required to include in income each year a portion of the original issue discount that accrues over the life of the obligation regardless of whether cash representing such income is received by the Company in the same taxable year and to make distributions accordingly.

         The Company is authorized to borrow funds and to sell assets in order to satisfy its distribution requirements. However, under the 1940 Act, the Company will not be permitted to borrow funds to make distributions to shareholders unless certain asset coverage tests are met. Moreover, the Company's ability to dispose of assets to meet its distribution requirements may be limited by other requirements relating to its status as a regulated investment company, including the 30% Limitation and the diversification requirements. If the Company disposes of assets in order to meet its distribution requirements, it may make such dispositions at times which, from an investment standpoint, are disadvantageous.

         If the Company fails to satisfy the 90% distribution requirement or otherwise fails to qualify as a regulated investment company in any taxable year, it will be subject to tax in such year on all of its taxable income, regardless of whether the Company makes any distributions to its shareholders. In addition, in that case, all of the Company's distributions to its shareholders will be characterized as ordinary income (to the extent of the Company's current and accumulated earnings and profits). In contrast, as explained below, if the Company qualifies as a regulated investment company, a portion of its distributions may be characterized as long-term capital gain in the hands of shareholders.

         For any period during which the Company qualifies as a regulated investment company for tax purposes, dividends to shareholders of the Company's investment company taxable income will be taxable as ordinary income to shareholders to the extent of the Company's current or accumulated earnings and profits.

         Distributions of the Company's net capital gain properly designated by the Company as "capital gain dividends" will be taxable to shareholders as long-term capital gain regardless of the shareholder's holding period for his, her or its shares. To the extent the earnings of the Company represent capital gains, the Company may designate a portion of its dividends as capital gain dividends, which will be taxable as capital gain to shareholders.

ITEM 3.     PROPERTIES.

         Except for certain foreclosed-upon properties held by the REO Subsidiary, which are not materially important, the Company does not own or lease any physical properties or other tangible assets. Its business premises are furnished to it by the Adviser.

ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
            MANAGEMENT.

         As of November 26, 1996, there were 221,627 Shares of the Company outstanding. The tables below set forth the beneficial ownership of the Company's securities by certain specified categories of persons as of that date. As used herein, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose of, or to direct the disposition of, such security. Therefore, the number of securities of the same class beneficially owned by a person is the sum of securities held of record by that person plus securities attributed to that person because of certain formal or informal arrangements. The same securities may be beneficially owned by more than one person for purposes of these tables.

(a)      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

         The following persons are each known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities:


===========================================================================================================

                                                                      Amount and nature of
                                                                      beneficial               Percent of
 Title of class       Name and address of beneficial owner            ownership (1)              class
-----------------------------------------------------------------------------------------------------------
 Common shares of     SouthWest Holding (2)                           70,697 Shares (3)        26.03% (4)
 beneficial
 interest, no par     SWFI (2)                                        20,697 Shares             9.34%
 value ("Shares")
                      Robert R. Swendson (2)                          70,747 Shares (5)        26.05% (4)

                      James R. Clifton (6)                            50,000 Shares (7)        22.56%

                      Mary Lacy Clifton Chase (6)                     26,160 Shares (8)        11.79%

                      William L. Clifton, Jr. (6)                     50,000 Shares (9)        22.56%

                      Eddie W. Spalten                                19,712 Shares             8.89%
                      800 Wyoming Street
                      San Antonio, TX  78203

                      Margaret Pace Willson                           22,320 Shares (10)       10.07%
                      207 Terrell Road
                      San Antonio, TX  78209

                      Rhojcoamt Partnership, Ltd. (11)                12,320 Shares             5.56%

                      Richard H. Oldfather (11)                       12,320 Shares (12)        5.56%

                      Janice C. Oldfather (11)                        12,320 Shares (12)        5.56%
===========================================================================================================

   (1)   Directly owned unless otherwise indicated.
   (2)   13333 Blanco Road, Suite 314, San Antonio, TX 78216-7756.
   (3) Includes 50,000 Shares that may be acquired under presently exercisable subscription rights directly owned by SouthWest Holding and 20,697 Shares directly owned by SWFI, a wholly-owned subsidiary of SouthWest Holding. Does not include 200,000 Shares that may be acquired upon exercise of certain conditional warrants.
   (4) Reflects the dilutive effect of 50,000 Shares not outstanding, subject to presently exercisable subscription rights, which are deemed to be outstanding for the purpose of computing this percentage.
   (5) Includes 100% of the Shares beneficially owned by SouthWest Holding, the voting or disposition of which Robert R. Swendson may be deemed to have the power to direct by virtue of his ownership of approximately 46% of SouthWest Holding's common stock. Mr. Swendson disclaims beneficial ownership of those Shares.
   (6)   4830 Lakewood, Suite 5, Waco, TX 76710.
   (7) Includes 20,000 Shares owned by two family trusts of which James R. Clifton is one of two trustees and 20,000 Shares owned by two family trusts for the benefit of Mr. Clifton's children of which Mr. Clifton is not a trustee. Mr. Clifton disclaims beneficial ownership of those Shares.

   (8) Includes 10,000 Shares owned by a family trust for the benefit of Ms. Chase's child of which Ms. Chase is not a trustee. Ms. Chase disclaims beneficial ownership of those Shares.
   (9)   Includes 30,000 Shares owned by three family trusts of which William
         L. Clifton, Jr., is one of two trustees and 20,000 Shares owned by two family trusts for the benefit of Mr. Clifton's children of which Mr. Clifton is not a trustee. Mr. Clifton disclaims beneficial ownership of those Shares.
   (10) Includes 10,000 Shares owned by a private charitable foundation of which Ms. Willson is the sole trustee. Ms. Willson disclaims beneficial ownership of those shares.
   (11)  1100 NE Loop 410, #548, San Antonio, TX 78209.
   (12) Includes 100% of the Shares beneficially owned by Rhojcoamt Partnership, Ltd., a family limited partnership of which Richard H. Oldfather and Janice C. Oldfather are the general partners. Mr. and Mrs. Oldfather disclaim beneficial ownership of those Shares.

(b)      SECURITY OWNERSHIP OF MANAGEMENT.

         Beneficial ownership of each class of the Company's equity securities by its Trustees and executive officers is as follows:


============================================================================================================

                                                                Amount and nature of         Percent of
 Title of class       Name of beneficial owner                 beneficial ownership (1)        class
------------------------------------------------------------------------------------------------------------
 Common shares of     Robert R. Swendson                            70,747 Shares (2)        26.05% (3)
 beneficial
 interest, no par     James R. Clifton                              50,000 Shares (4)        22.56%
 value ("Shares")
                      Ronald K. Calgaard                                 0 Shares              ---

                      Lon A. Critchfield                                 0 Shares              ---

                      Larry D. Krause                                    0 Shares              ---

                      John C. Mosher                                     0 Shares              ---

                      All Trustees and executive officers as
                      a group                                      120,747 Shares (2)(4)     44.45% (3)
============================================================================================================

   (1)   Directly owned unless otherwise indicated.
   (2) Includes 100% of the Shares beneficially owned by SouthWest Holding, the voting or disposition of which Robert R. Swendson may be deemed to have the power to direct by virtue of his ownership of approximately 46% of SouthWest Holding's common stock. Mr. Swendson disclaims beneficial ownership of those Shares.
   (3) Reflects the dilutive effect of 50,000 Shares not outstanding, subject to presently exercisable subscription rights, which are deemed to be outstanding for the purpose of computing this percentage.
   (4) Includes 20,000 Shares owned by two family trusts of which James R. Clifton is one of two trustees and 20,000 Shares owned by two family trusts for the benefit of Mr. Clifton's children of which Mr. Clifton is not a trustee. Mr. Clifton disclaims beneficial ownership of those Shares.

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS.

BOARD OF TRUSTEES

         The following persons hold the office of Trustee of the Company until the first annual meeting of the Company's shareholders and until their successors are elected and qualify. All of the Company's Trustees are subject to election at each annual meeting.

                                   Position with
 Name and Address                  Company              Age    Principal Occupations During Past Five Years
 ----------------                  -------------        ---    --------------------------------------------
 Robert R. Swendson *              Trustee,             52     Mr. Swendson, a founder of SouthWest
 13333 Blanco Road, Suite 314      President and               Federated, Inc. ("SWFI") (currently a
 San Antonio, Texas 78216-7756     Chief Executive             wholly-owned subsidiary of SouthWest Holding
                                   Officer                     and the general partner of several
                                                               partnerships) in 1989, is its largest
                                                               shareholder.  Mr. Swendson is President and
                                                               Chief Executive Officer of the Company, the
                                                               Adviser and SWFI.

 James R. Clifton                  Trustee              46     Mr. Clifton is a founder of the Clifton
 4830 Lakewood, Suite 5                                        Group, a private investment partnership
 Waco, Texas 76710                                             formed in January 1996.  From 1973 to
                                                               January 1996, Mr. Clifton worked for
                                                               Behrens, Inc., a family-owned (until 1994)
                                                               distributor of pharmaceuticals to
                                                               independent pharmacies, in a number of
                                                               positions, serving from 1986 until his
                                                               departure as Executive Vice President, Chief
                                                               Operating Officer, and Director.

 Ronald K. Calgaard                Trustee            59       Dr. Calgaard is President of Trinity
 715 Stadium Drive                                             University, a post he has held since 1979.
 San Antonio, Texas 78212                                      He also serves as a Director of Valero
                                                               Energy Corporation, a Trustee of Southwest
                                                               Research Institute, a member of the Advisory
                                                               Board of the San Antonio Spurs, and a
                                                               Trustee of Texas Military Institute.

----------------------------------
   *     "Interested person" of the Company as defined in the 1940 Act.

         Robert R. Swendson owns 100% of the outstanding common stock of the Adviser.

EXECUTIVE OFFICERS

         Each of the following persons has been duly elected to and now holds the office or offices of the Company set forth opposite his or her name to serve at the pleasure of the Board of Trustees or until a successor is elected and qualifies.

                                    Position with
 Name                               Company             Age    Principal Occupations During Past Five Years
 ----                               -------------       ---    --------------------------------------------
 Robert R. Swendson                 Trustee,            52     Mr. Swendson, a founder of SouthWest
                                    President and              Federated, Inc. ("SWFI") (currently a
                                    Chief Executive            wholly-owned subsidiary of SouthWest Holding
                                    Officer                    and the general partner of several
                                                               partnerships) in 1989, is its largest
                                                               shareholder.  Mr. Swendson is President and
                                                               Chief Executive Officer of the Company, the
                                                               Adviser and SWFI.

 Lon A. Critchfield                 Senior Vice         54     Mr. Critchfield joined SWFI in June 1995.
                                    President                  From January 1994 to May of 1995, Mr.
                                                               Critchfield was Senior Vice President of
                                                               General Financial Services (a purchaser of
                                                               debt).  From January 1992 to April 1994, Mr.
                                                               Critchfield was Senior Vice President of
                                                               Federal Services, Inc. (a purchaser of
                                                               debt).  From March 1990 to April 1992, he
                                                               was Senior Vice President of Remington
                                                               Investments (a purchaser of debt).

 Larry D. Krause                    Senior Vice         48     Mr. Krause joined SWFI in 1989 and has been
                                    President                  the controller since that time.

 John C. Mosher                     Vice President      29     Mr. Mosher joined SWFI in February 1996.
                                    and Chief                  Prior to joining SWFI, Mr. Mosher was an
                                    Financial                  associate at Duncan-Smith Co., an investment
                                    Officer                    banking firm, from June 1993, and in retail
                                                               sales prior to that date.


ITEM 6.     EXECUTIVE COMPENSATION.

         Each member of the Board of Trustees who is not an officer of the Company will receive a fee of $750 for each meeting of the Board of Trustees that the Trustee attends. It is expected that the Board of Trustees will hold at least four meetings per year. None of the Company's officers has been or will hereafter be compensated by the Company for attending these meetings, since all of them are compensated by the Adviser.

OPTIONS ON SHARES

         The Company may determine in the future to issue options to purchase newly issued Shares to officers of the Company or other individuals or entities. Any issuance of such options must be authorized by the Company's shareholders. The issuance of Shares of the Company pursuant to the exercise of options could result in a dilution of the ownership interest and voting power of then-existing shareholders.

ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

(a)      TRANSACTIONS WITH MANAGEMENT AND OTHERS.

EXCHANGE OFFER

         The Exchange Offer was approximately a $2.3-million transaction involving the purchase of the various outstanding general partnership, limited partnership, and subordinated debt interests in SWF-95 (the "SWF-95 interests") by Plymouth in exchange for newly issued Shares or cash, at the option of the seller of each interest. The Company's purchase price for the SWF-95 interests was determined by the Company with the assistance of a third-party appraiser.

         The following table identifies by name any of the following persons who had a direct or indirect material interest in the Exchange Offer: each Trustee or executive officer of the Company; each shareholder of the Company who is known to own of record or beneficially more than 5% of any class of the Company's voting securities; and any member of the immediate family of any of the foregoing persons. The table also includes the following information: the person's relationship to the Company; the nature and amount of the person's interest in the Exchange Offer; and the cost of the person's interest.

                                                                                                    Original
  Name of Person with Direct                                                        Amount of        Cost of
     or Indirect Material        Person's Relationship          Nature of            Person's       Person's
  Interest in the Transaction       to the Company          Person's Interest       Interest*       Interest*
  ---------------------------       --------------          -----------------       ---------       ---------
 SouthWest Holding              5%+ owner                 100% stockholder of        $248,320       $166,000
                                                          SWFI

 SWFI                           5%+ owner                 General partner of         $248,320       $166,000
                                                          SWF-95

 Robert R. Swendson             5%+ owner; Trustee,       46% stockholder of         $114,227        $76,860
                                President & Chief         SouthWest Holding;
                                Executive Officer         President of SWFI

 James R. Clifton               5%+ owner; Trustee        Owner of SWF-95            $105,100       $100,000
                                                          subordinated debt

 Mary Lacy Clifton Chase        5%+ owner                 Limited partner of         $169,842       $150,000
                                                          SWF-95 and owner of
                                                          SWF-95 subordinated
                                                          debt

 Eddie W. Spalten               5%+ owner                 Limited partner of         $207,173       $160,000
                                                          SWF-95

 Margaret Pace Willson          5%+ owner                 Limited partner of         $129,483       $100,000
                                                          SWF-95

 Rhojcoamt Partnership, Ltd.    5%+ owner                 Owner of SWF-95            $129,483       $100,000
                                                          subordinated debt

                                                                                                    Original
  Name of Person with Direct                                                        Amount of        Cost of
     or Indirect Material        Person's Relationship          Nature of            Person's       Person's
  Interest in the Transaction       to the Company          Person's Interest       Interest*       Interest*
  ---------------------------       --------------          -----------------       ---------       ---------
 Lon A. Critchfield             Senior Vice President     Senior Vice President        ---             ---
                                                          of SWFI

 Larry D. Krause                Senior Vice President,    Vice President,              ---             ---
                                Secretary/Treasurer       Secretary/Treasurer
                                                          of SWFI

 John C. Mosher                 Vice President & Chief    Vice President &             ---             ---
                                Financial Officer         Chief Financial
                                                          Officer of SWFI

----------------------------
    *    Where determinable.

ISSUANCE OF SUBORDINATED NOTE, WARRANTS, AND RIGHTS TO SOUTHWEST HOLDING

         For working capital purposes, the Company has arranged to borrow up to $250,000 from SouthWest Holding, which is the owner of 100% of the outstanding common stock of SWFI, the sole general partner of SWF-95. As an incentive to make the loan, Plymouth also issued to SouthWest Holding transferable warrants to purchase up to 200,000 Shares at $10 per Share, which expire ten years from the date of issuance, and transferable rights to subscribe to 50,000 Shares at the greater of net asset value or $10 per Share, which expire eight months from the date of issuance. Unlike the rights to subscribe, which are exercisable immediately, the warrants become exercisable upon the occurrence of certain conditions. Among these are a condition that the Company raise a minimum of $10 million in new equity at a price of at least $15 per Share and $20 per Share (in order to be able to exercise warrants for 150,000 Shares and 50,000 Shares, respectively) within three years after the consummation of the first sale of any class of newly issued shares of beneficial interest in Plymouth for cash consideration of at least $8.0 million. As an officer or a shareholder of SouthWest Holding, the following persons, which have the indicated relationships with the Company, may be deemed to have a direct or indirect material interest in the issuance of the subordinated note, warrants, and rights to SouthWest Holding.

       Name of Person with
   Direct or Indirect Material      Person's Relationship           Nature of                Amount of
   Interest in the Transaction         to the Company           Person's Interest        Person's Interest*
   ---------------------------         --------------           -----------------        ------------------
 SouthWest Holding                5%+ owner                  Holder of subordinated           $250,000
                                                             notes, warrants, and
                                                             subscription rights

 Robert R. Swendson               5%+ owner; Trustee,        46% stockholder &                $115,000
                                  President & Chief          President of SouthWest
                                  Executive Officer          Holding

 Larry D. Krause                  Senior Vice President,     Secretary/Treasurer of             ---
                                  Secretary/Treasurer        SouthWest Holding


----------------------------
     *   Where determinable.

CONTINGENT EXPENSE REIMBURSEMENT AGREEMENT

         As memorialized in the letter agreement dated September 22, 1996, the company has a contingent obligation to reimburse SWFI for various organizational, consulting, and other exploratory expenses incurred thereby, including cash disbursed and to be disbursed to various suppliers of products and services, on behalf of the Company in connection with determining the financial and legal feasibility of, and effecting preparations for, the consummation of the Exchange Offer (collectively, "Start-Up Expenses"). Although the letter agreement imposed the contingent obligation on the Company to reimburse SWFI for up to $250,000, the actual amount of Start-Up Expenses incurred by SWFI on behalf of the Company was approximately $70,000. By virtue of its 100% ownership of the common stock of SWFI, SouthWest Holding may be deemed to have a indirect material interest in this contingent expense reimbursement agreement. Similarity, Robert R. Swendson, the owner of 46% of the outstanding stock of SouthWest Holding, as well as any other stockholders and officers of SouthWest Holding listed in the table above, may also be deemed to have an indirect material interest in this transaction.

(b)      CERTAIN BUSINESS RELATIONSHIPS.

         The relationship between the Company and the Adviser is described under the heading "Investment Adviser" in Item 1, above. This relationship is referenced here because Robert R. Swendson, a Trustee of the Company, owns 100% of the outstanding common stock of the Adviser.

(c)      INDEBTEDNESS OF MANAGEMENT.

         (Not applicable)

(d)      TRANSACTIONS WITH PROMOTERS.

         In addition to the persons identified in Item 7(a) above, Duncan-Smith Co. ("Duncan-Smith") may be deemed to be a promoter of the Company. Duncan-Smith received a fee of $3,000 per month for consulting services from May 1996 through November 1996 from the Company in connection with determining the financial feasibility of, and effecting preparations for, the consummation of the Exchange Offer. A wholly-owned subsidiary of Duncan-Smith, Duncan-Smith Securities, Inc., was also expected to be the sole placement agent for the Subsequent Offering, in which capacity it was expected to receive placement fees, or to be allowed underwriting discounts and commissions, in the amount of $426,000.


ITEM 8.     LEGAL PROCEEDINGS.

         The Company is not a party to, nor is any of its property the subject of, any material pending legal proceedings other than ordinary routine proceedings incidental to the business of the Company, including proceedings involving SWF-95 from which the Company initially acquired substantially all of its property. Such routine proceedings primarily consist of foreclosure actions brought by SWF-95 or the Company pursuant to first mortgages and other liens, to realize value from its security interests in real property and other collateral underlying its portfolio loans. To the knowledge of the management of the Company, there are no material legal proceedings contemplated or threatened against it.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         There is no established public trading market for the Company's common shares of beneficial interest (the "Shares"). The Shares are not listed on the Nasdaq Stock Market or any national securities exchange, and the Company has no present intention to seek any such listing.

DIVIDENDS

         The Company intends to distribute substantially all of its net income as calculated for federal income tax purposes. Shareholder distributions are expected to be made in the month following the end of each fiscal quarter. The Company's fiscal year will end on December 31 of each year. Subject to declaration by the Board of Trustees, the Company intends on a quarterly schedule to distribute: 25% of its net income for the first three months of each fiscal year; 50% of its net income for the first six months of each fiscal year less the previous distribution; 75% of its net income for the first nine months of each fiscal year less both previous distributions; and 100% of its net income for each fiscal year less all previous distributions.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES.

         On September 3, 1996, the Company sold, for cash in the amount of $10 per Share, 50 Shares to Robert R. Swendson for aggregate proceeds to the Company of $500. The sale to Mr. Swendson, who is the President and Chief Executive Officer of the Company and an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, was made pursuant to the private placement exemption available under section 4(2) of the Securities Act. These 50 Shares are restricted securities (i.e., unregistered under the Securities Act). They are not listed on the Nasdaq Stock Market or any national securities exchange. There is no market for the Shares, and none is expected to develop.

         On September 27, 1996, the Company issued and sold, in exchange for outstanding securities of and other interests in SWF-95, 221,577 Shares to the general partner, certain limited partners, and certain subordinated note holders of SWF-95 pursuant to a confidential private placement memorandum which had offered a maximum of 293,897 Shares (the "Exchange Offer"). These Shares were also sold in reliance on section 4(2) of the Securities Act, are restricted securities (i.e., unregistered under the Securities Act). They are not listed on the Nasdaq Stock Market or any national securities exchange. There is no market for the Shares, and none is expected to develop.

ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Pursuant to its Declaration of Trust dated August 23, 1996, the Company is authorized to issue 1,750,000 common shares of beneficial interest with no par value ("Shares"). All Shares have equal rights as to earnings, assets, dividends and voting privileges and, when issued, will be fully paid and nonassessable. Shares have no preemptive, conversion or redemption rights and are freely transferable to the extent applicable federal and state securities law requirements are met. In the event of liquidation, each Share is entitled to its proportion of the Company's assets after debts and expenses. Each Share is entitled to one vote and does not have cumulative voting rights, which means that holders of a minority of the Shares would, in that case, be unable to ensure the election of any Trustee. The Company intends to hold annual shareholders' meetings. The rights of holders of the Shares, as set forth in the Company's Declaration of Trust, may be modified by amendment to the Declaration of Trust. The Declaration of Trust may be amended at any time by an instrument in writing signed by a majority of the Trustees then in office.

         The offer and sale of Shares was and is not registered under the federal securities laws. The Shares are not listed on the Nasdaq Stock Market or any national securities exchange. There is no market for the Shares, and none is expected to develop. The Company does not have a present intention to register any of these outstanding Shares, or any additional Shares, under the Securities Act for sale to the public.

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

INDEMNIFICATION

         The Trustees and officers of the Company are indemnified to the maximum extent permitted by Delaware law, as indicated in the following provisions of the Company's Declaration of Trust:

         SECTION 1. INDEMNIFICATION OF COVERED PERSONS. Subject to the exceptions and limitations contained in Section 2, every person who is, or has been, a Trustee, officer, employee, or agent of the Company, including persons who serve at the request of the Company as directors, trustees, officers, employees, or agents of another organization in which the Company has an interest as a shareholder, creditor, or otherwise (hereinafter referred to as a "Covered Person"), shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit, or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been such a Trustee, director, officer, employee, or agent and against amounts paid or incurred by him in settlement thereof.

         SECTION 2. EXCEPTIONS. No indemnification shall be provided hereunder to a Covered Person:

         (a) For any liability to the Company or its shareholders arising out of a final adjudication by the court or other body before which the proceeding was brought that he engaged in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office;

         (b) With respect to any matter as to which he shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company; or

         (c) In the event of a settlement or other disposition not involving a final adjudication (as provided in paragraph (a) or (b) of this Section 2) and resulting in a payment by a Covered Person, unless there has been either a determination that such Covered Person did not engage in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition, or a reasonable determination, based on a review of readily available facts (as opposed to a full trial-type inquiry), that he or she did not engage in such conduct, such determination being made by: (i) a vote of a majority of the disinterested trustees (as such term is defined in
Section 5) acting on the matter (provided that a majority of disinterested trustees then in office act on the matter); or (ii) a written opinion of independent legal counsel.

         SECTION 3. RIGHTS OF INDEMNIFICATION. The rights of indemnification herein provided may be insured against by policies maintained by the Company, and shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be a Covered Person, and shall inure to the benefit of the heirs, executors, and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which Trust personnel other than Covered Persons may be entitled by contract or otherwise under law.

         SECTION 4. EXPENSES OF INDEMNIFICATION. Expenses of preparation and presentation of a defense to any claim, action, suit, or proceeding subject to a claim for indemnification herein provided shall be advanced by the Company prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification herein provided that either:

         (a) Such undertaking is secured by a surety bond or some other appropriate security or the Company shall be insured against losses arising out of any such advances; or

         (b) A majority of the disinterested trustees acting on the matter (provided that a majority of the disinterested trustees then in office act on the matter) or independent legal counsel in a written opinion shall determine, based upon a review of the readily available facts (as opposed to the facts available upon a full trial), that there is reason to believe that the recipient ultimately will be found entitled to indemnification.

         SECTION 5. CERTAIN DEFINED TERMS RELATING TO INDEMNIFICATION. As used herein, the following words shall have the meanings set forth below:

         (a) A "disinterested trustee" is one (i) who is not an "interested person" of the Company (including anyone, as such disinterested trustee, who has been exempted from being an interested person by any rule, regulation, or order of the Commission within the meaning of the 1940 Act), and (ii) against whom none of such actions, suits, or other proceedings or another action, suit, or other proceeding on the same or similar grounds is then or has been pending;

         (b) "Claim," "action," "suit," or "proceeding" shall apply to all claims, actions, suits, proceedings (civil, criminal, administrative, or other, including appeals), actual or threatened; and

         (c) "Liability" and "expenses" shall include without limitation, attorneys' fees, costs, judgments, amounts paid in settlement, fines, penalties, and other liabilities.

INSURANCE

         The Company may determine to purchase insurance protecting its Trustees and officers against liabilities arising under the Securities Act. Notwithstanding the Company's purchase of insurance against liabilities arising under the Securities Act, no insurance will be purchased that protects or purports to protect any Trustee or officer of the Company against any liability to the Company or its securityholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. However, the Company may not purchase any insurance which protects or purports to protect any covered person against acts prohibited by section 17(h) of the 1940 Act.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements:                                                                        Page
                                                                                                     ----
         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Statement of Assets and Liabilities--September 4, 1996 . . . . . . . . . . . . . . . . . .   26
         Notes to Statement of Assets and Liabilities . . . . . . . . . . . . . . . . . . . . . . .   27

Interim Financial Statements:
         Statement of Assets and Liabilities--September 27, 1996 (unaudited)  . . . . . . . . . . .   31
         Notes to Statement of Assets and Liabilities (unaudited)   . . . . . . . . . . . . . . . .   32

                            KPMG Peat Marwick LLP
                          112 East Pecan, Suite 2400
                         San Antonio, TX  78205-1505


                          Independent Auditors' Report



The Board of Trustees and Shareholder of
Plymouth Commercial Mortgage Fund:



We have audited the accompanying statement of assets and liabilities of Plymouth Commercial Mortgage Fund as of September 4, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. Our procedures included confirmation of the cash held at September 4, 1996 with the custodian bank. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of Plymouth Commercial Mortgage Fund as of September 4, 1996, in conformity with generally accepted accounting principles.


                                          /s/ KPMG PEAT MARWICK LLP



September 12, 1996

                      Plymouth Commercial Mortgage Fund


                      Statement of Assets and Liabilities


                               September 4, 1996



          Assets
          ------

     Cash                                                               $        500
                                                                         -----------

       Total Assets                                                              500


          Liabilities
          -----------

     Liabilities                                                                   -


Net Assets
     Common shares of beneficial interest, no par value;
     1,750,000 shares authorized; 50 shares issued and outstanding               500
                                                                         -----------

            Net Assets                                                  $        500
                                                                         ===========

            Net Asset Value per share                                   $      10.00
                                                                         ===========



The accompanying notes are an integral part of this financial statement.

                       Plymouth Commercial Mortgage Fund

                  Notes to Statement of Assets and Liabilities


                            As of September 4, 1996



(1)      ORGANIZATION

         Plymouth Commercial Mortgage Fund (the Company) was organized under the laws of Delaware on August 23, 1996 as a business trust that will elect to operate as a business development company under Section 54 of the Investment Company Act of 1940. The Company has recently been organized and currently has no operations. Once operations begin, its business will consist of purchasing, restructuring, and selling non-performing commercial mortgage loans.

         The investment objective of the Company is to achieve a high level of current income. To achieve that objective, the Company will purchase impaired loans typically secured by commercial real estate. Sources of loans include the FDIC, banks, insurance companies, and other institutions. Impaired loans are typically offered in packages that consist of loans of similar types, but which could vary in credit quality. These loans are typically purchased at a discount to their outstanding principal and interest balance. Once a loan package is purchased, the objective will be to allow the borrower to refinance the loan at a discount or to restructure the loan in such a manner as to bring it to a performing status.

         The Company intends to qualify to be treated as a "regulated investment company" (RIC) under Subchapter M of the Internal Revenue Code 1986, as amended (the "Code"). If the Company qualifies as a regulated investment company and distributes to shareholders annually in a timely manner at least 90% of its "investment company taxable income," as defined by the Code (i.e., net investment income, including accrued discount, and net short-term capital gain), it will not be subject to federal income tax on the portion of its investment company taxable income and net capital gain (net long term capital gain in excess of net short-term capital loss) distributed to shareholders as required under the Code. In addition, if the Company distributes in a timely manner 98% of its net capital gain income for each one-year period, and distributes 98% of its investment company taxable income for each calendar year (as well as any income not distributed in prior years), it will not be subject to the 4% nondeductible federal excise tax imposed with respect to certain undistributed income of regulated investment companies. If the Company qualifies as a regulated investment company as it intends to do, it generally will endeavor to distribute to shareholders all of its investment company taxable income and its net capital gain, if any, for each taxable year so that the Company will not incur income and excise taxes on its earnings.




                                                                     (Continued)

                       Plymouth Commercial Mortgage Fund



         The Company is currently offering to issue 293,897 of its common shares of beneficial interest (Shares) in exchange for the conveyance to the Company of the interests held by the general partner, limited partners, and subordinated note holders of SWF 1995 Limited Partnership, a Texas limited partnership ("SWF-1995"), through a private placement offering (the "Exchange Offer"). The Exchange Offer will terminate on September 16, 1996 unless extended for sixty days. SouthWest Federated Holding Company, Inc., a Delaware Corporation ("SouthWest Holding"), the parent company of SWF 1995 Limited Partnership's general partner, will pay the expenses of the Company until the Exchange Offer is successful. The amounts paid by SouthWest Holding will only become a liability to the Company if the Exchange Offer is successful. The Exchange Offer will be considered successful if at least 67% of SWF-1995's limited partnership interests affirmatively participate.

         For working capital purposes, the Company will arrange to borrow up to $250,000 from SouthWest Holding. As an incentive to make the loan, the Company will issue to SouthWest Holding transferable warrants to purchase up to 200,000 Shares at $10 per share, which expire ten years from the date of issuance, and transferable rights to subscribe to 50,000 shares at the greater of net asset value or $10 per share, which expire eight months from the date of issuance. Unlike the rights to subscribe, which will become exercisable upon issuance, the warrants will become exercisable upon the occurrence of certain conditions. Among these is a condition that the Company raise a minimum of $10 million in new equity at a price of at least $15 per Share and $20 per Share (in order to be able to exercise warrants for 150,000 Shares and 50,000 Shares, respectively) within three years after the consummation of the first sale of any class of newly issued shares of beneficial interest in the Company for cash consideration subsequent to the date of issuance of such warrants.

         Following the closing of the Exchange Offer, the Company intends to initiate another private offering of Shares for a minimum of 800,000 Shares and a maximum of 1,100,000 Shares at $10.00 per Share (the "Subsequent Offering"). The proceeds from the sale of Shares will be invested in accordance with the Company's investment objectives and policies.

         (2) INVESTMENT ADVISORY AGREEMENT

         The Company proposes to enter into an Investment Advisory Agreement (the Agreement) with Emerald Advisers, Inc., a Delaware Corporation (the "Adviser"), a registered investment adviser under the Investment Advisers Act of 1940, as amended. The Adviser is wholly owned by Robert R. Swendson who is also the primary shareholder of SouthWest Holding. The Agreement would remain in effect for two years from its date of execution and thereafter from year to year as long as such continuance is specifically approved at least annually by the Board of Trustees, including a majority of its members casting their votes in person who are not interested persons of the Company at a meeting called for the purpose of




                                                                    (Continued)

                       Plymouth Commercial Mortgage Fund


         voting on such approval, or by vote of a majority of the outstanding voting securities of the Company. The Agreement can be terminated by the Company at any time, without payment of any penalty, on sixty days written notice to the Adviser if the decision to terminate has been made by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Company. The Agreement will terminate automatically in the event of its assignment.

         Under the Agreement, the Adviser will manage the investments of the Company, subject to the supervision and control of the Company's
         Board of Trustees. Specifically, the Adviser will identify, evaluate, structure, close and monitor the investments made by the Company.

         The Adviser will be required to pay all expenses incurred by it in rendering its services. Generally, these expenses include the cost of office space, telephone service, equipment and personnel required to perform its obligations under the Agreement. The Company will be required to pay its operating expenses and reimburse the Adviser promptly for expenses which the Adviser may pay on the Company's behalf, except those specifically required to be borne by the Adviser under the Agreement. Without limitation, such expenses will include all expenses of any offering and sale by the Company of its shares; the fees and disbursements of the Company's counsel, accountants, and custodian; fees and expenses incurred in producing and effecting filings with federal and state securities administrators; costs of the Company's periodic reports to and other communications with the Company's shareholders; fees and expenses of members of the Company's Board of Trustees who are not directors, officers or employees of the Adviser; premiums for the fidelity bond maintained by the Company; all costs related to portfolio investments, including without limitation financing costs, legal and accounting fees, expenses related to protecting or maintaining the value of the loan portfolio or its underlying collateral, and other professional or technical fees and expenses (e.g., credit reports, title searches and delivery charges, property taxes, insurance premiums, long-distance telephone charges, costs of specialized consultants such as accountants or industry-specific technical experts, and travel expenses) incurred in acquiring, monitoring, negotiating, working-out, and effecting disposition of such investments, as well as responding to any litigation arising therefrom; and all expenses related to any borrowings by the Company.

         During the term of this agreement, the Company will pay to the Adviser, on the 15th day of each month: (a) a fee calculated at an effective annual rate of 5.94% of the Company's invested assets as of the end of the previous month; and (b) a fee calculated at an effective annual rate of 0.48% of the Company's cash and short-term investments as of the end of the previous month. For purposes of calculating the fee to be paid on a monthly basis, "invested assets" means the




                                                                    (Continued)

                       Plymouth Commercial Mortgage Fund


         asset value as determined by the Board as of the end of the previous fiscal quarter minus cash, short-term investments, intangible assets, and the amount of collections applied to the carrying value of the loan portfolio since the end of the previous quarter, plus the cost of loans purchased and capitalized advances to protect portfolio investments or underlying collateral since the end of the previous quarter. The fee paid on a monthly basis will be ratified on a quarterly basis by the Board.

(3)      NET ASSETS (SHAREHOLDER'S EQUITY)

         The Company has 1,750,000 Shares authorized with no par value. All Shares have equal rights as to earnings, assets, dividends and voting privileges. As of September 4, 1996, there are 50 Shares issued and outstanding.

                       PLYMOUTH COMMERCIAL MORTGAGE FUND
                      Statement of Assets and Liabilities
                               September 27, 1996
                                  (unaudited)



                                   Assets
                                   ------

Cash                                                                                  $        36,650
Accounts Receivable                                                                               210
Investments in securities at value, cost of $2,716,515                                      3,490,500
Investments in affiliates                                                                         500
Other Assets                                                                                  111,800
                                                                                     -----------------
Total Assets                                                                          $     3,639,660
                                                                                     =================


                                 Liabilities
                                 -----------

Accounts Payable                                                                      $        66,393
Escrow Funds                                                                                   14,414
Indebtedness                                                                                1,229,871
                                                                                      ----------------
Total Liabilities                                                                           1,310,678

                                 Net Assets
                                 ----------
Common shares of beneficial interest, no par value, 1,750,000 shares                        1,690,621
authorized, 221,627 shares issued and outstanding
Accumulated undistributed income                                                             (135,624)
Unrealized gain on investments                                                                773,985
                                                                                     -----------------
Total Net Assets                                                                            2,328,982

Total Liabilities & Net Assets                                                        $     3,639,660
                                                                                     =================





   The accompanying notes are an integral part of these financial statements.

                       PLYMOUTH COMMERCIAL MORTGAGE FUND
                   Notes to Statement of Assets and Liabilities
                      As of September 27, 1996 (unaudited)



1. ORGANIZATION AND BUSINESS PURPOSE

   Plymouth Commercial Mortgage Fund, a Delaware business trust, (the "Fund") was organized on August 23, 1996 and had commenced operations on September 27,
1996.   The Fund seeks to achieve a high level of current income. To achieve this objective, the Fund purchases impaired loans typically secured by commercial real estate. The Fund has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended ("1940 Act").


2.  SIGNIFICANT ACCOUNTING POLICIES

    A. Basis of Presentation - The financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 6 of Regulation S-X. Certain information and footnotes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Fund believes that the disclosures are adequate for a fair presentation. The information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the Fund, necessary for a fair presentation of the results of operations for the interim periods.

    B. Security valuation - There is no ready market for the Fund's impaired loans. The value for such loans is determined by the Board of Trustees on at least a quarterly basis. Consistent with generally accepted accounting principles, the Company's temporary investments are valued at either their then current market price or their amortized cost which within a relatively short period is assumed to approximate market value.

    C. Federal Income Taxes - The Fund intends to elect the special income tax treatment available to "regulated investment companies" under Subchapter M of the Internal Revenue Code.
            If the Fund qualifies as a regulated investment company and distributes to shareholders annually in a timely manner at least 90% of its "investment company taxable income," as defined by the Code (i.e., net investment income, including accrued discount, and net short-term capital gain), it will not be subject to federal income tax on the portion of its taxable investment income and net capital gain distributed to shareholders as required under the Code. In addition, if the Fund distributes in a timely manner 98% of its net capital gain income for each one-year period, and distributes 98% of its investment company taxable income for each calendar year (as well as any income not distributed in prior years), it will not be subject to the 4% nondeductible federal excise tax imposed with respect to certain undistributed income of regulated investment companies.

    D. Distributions to Shareholders - Dividends to shareholders are recorded on the payment date.

    E. Other - The Fund follows industry practice and records security transactions on the trade date. Principal and interest payments due on notes held by the Fund are recognized on the date received. Interest income is typically not accrued because of the impaired nature of the Fund's loan portfolio. Dividend income is recognized on the ex-dividend date.

3.  INVESTMENT ADVISORY AGREEMENT

   The Fund has to entered into an Investment Advisory Agreement (the "Agreement") with Emerald Advisers, Inc., a Delaware corporation, a registered investment adviser, (the "Adviser"), under the Investment Advisers Act of 1940 (the "Adviser's Act"), as amended. (As of October 28, 1996, the Adviser changed its name from Emerald Advisers, Inc. to Greystone Advisers, Inc. No change in the Adviser's operations was made in conjunction with the name change.) Unless terminated as described, the Agreement remains in effect until September 22, 1998. Thereafter it will need to be specifically approved at least annually by the Board of Trustees, including a majority of its members casting their votes in person who are not "interested persons" of the Fund (as defined by the 1940 Act) at a meeting called for the purpose of voting on such approval or by "vote of a majority of the outstanding voting securities" of the Fund. The Agreement can be terminated by the Fund at any time, without payment of any penalty, on sixty day's written notice to the Adviser if the decision to terminate has been made by the Board of Trustees or by "vote of a majority of the outstanding voting securities" of the Fund. The Agreement will terminate automatically in the event of its assignment.

   Under the Agreement, the Adviser will manage the investments of the Fund, subject to the supervision and control of the Fund's Board of Trustees. Specifically, the Adviser will identify, evaluate, structure, close and monitor the investments made by the Fund.

   The Adviser will be required to pay all expenses incurred by it in rendering its services. Generally, these expenses include the cost of office space, telephone service, equipment and personnel required to perform its obligations under the Agreement. The Fund will be required to pay its operating expenses and reimburse the Adviser promptly for expenses which the Adviser may pay on the Fund's behalf, except those specifically required to be borne by the Adviser under the Agreement. Without limitation, such expenses will include: all expenses of any offering and sale by the Fund of its shares; the fees and disbursements of the Fund's counsel, accountants, and custodian; fees and expenses incurred in producing and effecting filings with federal and state securities administrators; costs of the Fund's periodic reports to and other communications with the Fund's shareholders; fees and expenses of members of the Fund's Board of Trustees who are not directors, officers or employees of the Adviser; premiums for the fidelity bond maintained by the Fund; all costs related to portfolio investments, including without limitation financing costs, legal and accounting fees, expenses related to protecting or maintaining the value of the loan portfolio or its underlying collateral, and other professional or technical fees and expenses (e.g., credit reports, title searches and delivery charges, property taxes, insurance premiums, long-distance telephone charges, costs of specialized consultants such as accountants or industry-specific technical experts, and travel expenses) incurred in acquiring, monitoring, negotiating, working-out, and effecting disposition of such investments, as well as responding to any litigation arising therefrom; and all expenses related to any borrowings by the Fund.

   During the term of this Agreement, the Fund will pay to the Adviser, on the 15th day of each month: (a) a fee calculated at an effective annual rate of 5.94% of the Fund's invested assets as of the end of the previous month; and
(b) a fee calculated at an effective annual rate of 0.48% of the Fund's cash and short-term investments as of the end of the previous month. For purposes of calculating the fee to be paid on a monthly basis, "invested assets" means the asset value as determined by the Board as of the end of the previous fiscal quarter minus cash, short-term investments, intangible assets, and the amount of collections applied to the carrying value of the loan portfolio since the end of the previous quarter, plus the cost of loans purchased and capitalized advances to protect portfolio investments or underlying collateral since the end of the previous quarter.


4.     INVESTMENTS

   The Fund invests primarily in impaired loans of companies that qualify as "eligible portfolio companies" as defined in Section 2(a)(46) of the 1940 Act or in securities that otherwise qualify for investment as permitted in Section 55(a)(1) through (6). These loans are carried on the Statement of Assets and Liabilities as of September 27, 1996, at fair value, as determined in good faith by the Fund's Board of Trustees.

   These loans typically are offered at auction in packages of multiple loans. Sellers include entities such as the Federal Deposit Insurance Corporation ("FDIC"), banks, savings and loans, insurance companies and other financial institutions. The Fund's investments in loan packages will be directed by the Adviser. The Fund holds its real estate assets in a wholly-owned subsidiary as required in the agreement establishing its senior credit facility.

   Generally, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement unless the borrower receives material assistance. While several types of impaired loans are available for purchase, the Fund's portfolio will be concentrated in impaired loans secured by commercial real estate. For both financial and regulatory reasons, commercial banks, either directly or indirectly through the FDIC, make these loans available for sale in packages with prices that are typically more than $1 million per package. Quite often the sale of impaired loans in this market offers creditors the only alternative to foreclosure.

5.  INDEBTEDNESS

    As of September 27, 1996, the Fund had indebtedness of $1,229,871. The Fund owed $250,000 to SouthWest Federated Holding Company, Inc. which was repaid on December 27, 1996 with the proceeds of the Fund's equity offering (see "Subsequent Events").

    A total of $979,871 was due from SWF 1995 Limited Partnership, a Texas limited partnership, in the form of a bank line of credit ($379,871) and subordinated debt due to six individuals ($600,000). The debt was assumed by the Fund as a result of the acquisition of the partnership on September 27, 1996. The debt was initially repaid with proceeds advanced on a bank line of credit established by the Fund and was subsequently repaid with the proceeds of the Fund's equity offering (see "Subsequent Events").

6. SUBSEQUENT EVENTS

   On December 26, 1996 the Fund completed an best-efforts private offering for $7,000,000 at the Fund's net asset value per share (determined to be $10.00 on December 13, 1996 by the Fund's Board of Trustees). Of the proceeds, $426,000 was used for underwriting fees and $904,557 was used to repay debt. The remaining proceeds which are to be invested in impaired loans were temporarily invested in government securities and other short-term high quality investments maturing in less one year.

   On December 13, 1996 the Fund's Board of Trustees approved a distribution of $69,500.50 that was paid on December 19, 1996 to shareholders of record on December 15, 1996. The distribution represented a partial distribution of the Fund's unrealized gain on its investment portfolio.

   On December 13, 1996, the Fund's Board of Trustees also approved the distribution of the amount of federally taxable net investment income not already distributed to be paid on or before January 20, 1997 to shareholders of record on December 31, 1996.

ITEM 14.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
            ACCOUNTING AND FINANCIAL DISCLOSURE.

         None.


ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)      FINANCIAL STATEMENTS.

         Audited Financial Statements:
                 Independent Auditors' Report
                 Statement of Assets and Liabilities--September 4, 1996 Notes to Statement of Assets and Liabilities

         Interim Financial Statements:
                 Statement of Assets and Liabilities--September 27, 1996
                   (unaudited)
                 Notes to Statement of Assets and Liabilities (unaudited)

(b)      EXHIBITS.

         (3)(i)  (A)  Certificate of Trust of the Company, as filed
                      August 23, 1996 (1)
                 (B) Declaration of Trust of the Company, dated August 23, 1996 (1)

         (3)(ii) Bylaws of the Company, dated September 3, 1996 (1)

         (4)     (A)  Loan Agreement between Comerica Bank-Texas and the
                      Company, dated September 27, 1996 *
                 (B) Agreement to furnish to the Commission upon request a copy of Subordinated Note Agreement between the Company and SouthWest Federated Holding Company, Inc., dated September 27, 1996 *

         (10)    (A)  Investment Advisory Agreement by and between the
                      Company and Emerald Advisers, Inc. (former name of Greystone Advisers, Inc.), dated September 22, 1996 *
                 (B)  Custodial Agreement by and between Comerica
                      Bank-Texas and the Company, dated September 27, 1996 *

         (27)    Financial Data Schedule *

-------------------
   *     Filed herewith.
(1) Incorporated herein by reference from the Company's initial registration statement on Form 10 (File No. 0-21443), as filed with the Commission on September 27, 1996.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         PLYMOUTH COMMERCIAL MORTGAGE FUND


Date:  January 15, 1997                  By:  /s/ John C. Mosher
                                             ----------------------------------
                                             John C. Mosher
                                             Vice President and Chief Financial
                                               Officer

                                 EXHIBIT INDEX

Exhibit
Number        Description

(4)(A) Loan Agreement between Comerica Bank-Texas and the Company, dated September 27, 1996

(4)(B) Agreement to furnish to the Commission upon request a copy of Subordinated Note Agreement between the Company and SouthWest Federated Holding Company, Inc., dated September 27, 1996

(10)(A) Investment Advisory Agreement by and between the Company and Emerald Advisers, Inc. (former name of Greystone Advisers, Inc.), dated September 22, 1996

(10)(B) Custodial Agreement by and between Comerica Bank-Texas and the Company, dated September 27, 1996

(27)          Financial Data Schedule